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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549



                                    SCHEDULE 13G



                      Under the Securities Exchange Act of 1934

                                 (Amendment No. 12)*

                                LAWSON PRODUCTS, INC.
                                   (Name of Issuer)

                                     COMMON STOCK
                            (Title of Class of Securities)

                                     520776 10 5
                                    (CUSIP Number)


          Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  ___________________________________________________________________________
  1         NAMES OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Bettie Port
            347 09 7945
  ___________________________________________________________________________
  2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / /
                                                                   (b) / /

  ___________________________________________________________________________
  3         SEC USE ONLY


  ___________________________________________________________________________
  4         CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.
  ___________________________________________________________________________
                        5      SOLE VOTING POWER
     NUMBER OF SHARES
       BENEFICIALLY            1,421,802
        OWNED BY        6      SHARED VOTING POWER
          EACH
        REPORTING              None
         PERSON         7      SOLE DISPOSITIVE POWER
          WITH
                               1,421,802
                        8      SHARED DISPOSITIVE POWER

                               None
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,421,802
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES*                                  / /


11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               10.5%
12        TYPE OF REPORTING PERSON*

          IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!


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     Item 1(a) Name of Issuer:    Lawson Products, Inc.

     Item 1(b) Address of Issuer's Principal Executive Offices:

                          1666 East Touhy Avenue
                          Des Plaines, IL  60018

     Item 2(a) Name of Person Filing:  BETTIE PORT

     Item 2(b) Address of Principal Business Office or, if none,
     Residence:

                          1040 North Lake Shore Drive
                          Chicago, IL  60611

     Item 2(c) Citizenship:  U.S.A.

     Item 2(d) Title of Class of Securities:

                          Common Stock, $1.00 par value

     Item 2(e) CUSIP Number:   520776 10 5

     Item 3. This statement is not being filed pursuant to Rule 13d-1(b) or 13d-2(b). Not Applicable

     Item 4.   Ownership:

         (a)     Amount Beneficially Owned as of December 31, 1994:

                          1,421,802

         (b)     Percent of Class:  10.5%

         (c)     Number of shares as to which such person has:

         (i)     sole power to vote or to direct the vote... 1,421,802

        (ii)     shared power to vote or to direct the vote. None

       (iii)     sole power to dispose or to direct the
                 disposition of ............................ 1,421,802

        (iv)     shared power to dispose or to direct the
                 disposition of ............................ None

        Item 5.   Ownership of Five Percent or Less of a Class.  Not
                  Applicable

        Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not Applicable

        Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company. Not Applicable

        Item 8. Identification and Classification of Members of the Group. Not Applicable

        Item 9.   Notice of Dissolution of Group.  Not Applicable

        Item 10.  Certification.  Not Applicable



                                      SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                  Dated:  January 16, 1995



                                     /s/ Bettie Port
                                         Bettie Port